                                                                      Exhibit 21

                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES



The Company holds 100% of the outstanding capital stock of:

      The University of Phoenix, Inc.
      Institute for Professional Development
      Western International University, Inc.
      The College for Financial Planning Institutes Corporation